CONSULTING AGREEMENT, dated as of August 3, 2005 (the “Effective Date”), by and between COMPREHENSIVE HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Company”), and COMPREHENSIVE ASSOCIATES LLC, a New York limited liability company (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant and the Consultant desires to be engaged by the Company upon the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the covenants and agreements set forth herein, the parties agree as follows:

1.  Retention; Duties. Subject to the terms and conditions set forth herein, the Company hereby retains the Consultant, and the Consultant hereby accepts such retention, to act as a consultant with respect to the Company’s business and operations. The Consultant shall provide such services as shall be reasonably requested by the President or Chief Executive Officer of the Company. The Consultant shall devote such time, in its discretion, during regular business hours, as shall be necessary to perform such requested services, but in no event shall the Consultant be required to devote more than five (5) hours per week in performing such services. The Consultant may provide such services in person or by telephone from any location which is convenient to it. The Company acknowledges that the services of the Consultant hereunder are not full-time and that the Consultant shall have the right to provide services for other persons and entities during the Consulting Term (as hereinafter defined).

2.  Term.

(a)  The term of this Agreement (the “Consulting Term”) shall commence as of the Effective Date, and subject to Section 2(b) below, shall continue until the first anniversary of the Effective Date.

(b)  Notwithstanding Section 2(a) above, the Company shall have the right to immediately terminate this Agreement at any time upon written notice to the Consultant. However, notwithstanding any such termination of this Agreement by the Company, the Consultant shall be entitled to retain the compensation provided for herein.

3.  Compensation.

(a)  In consideration for the Consultant’s agreement to provide services hereunder, simultaneously herewith, the Company is issuing to the Consultant warrants for the purchase of an aggregate of five million (5,000,000) shares of the Company’s common stock (the “Warrants”), which Warrants shall be exercisable for a period of five (5) years commencing on the date of issuance and shall provide for the following exercise prices, subject to adjustment as provided for in the Warrants:

Warrant Shares	Exercise Price

500,000	$0.35 per share
500,000	$0.40 per share
2,000,000	$0.50 per share
1,000,000	$0.60 per share
1,000,000	$0.70 per share

(b)  The Company acknowledges and agrees that the Warrants are fully earned upon the execution hereof and the right to exercise the Warrants shall not be subject to any claim by the Company that the Consultant did not provide sufficient services, or improperly provided the services, provided for in Section 1 hereof.

4.  Independent Contractor. The relationship created hereunder is that of the Consultant acting as an independent contractor. It is expressly acknowledged and agreed that the Consultant shall have no authority to bind the Company to any agreement or obligation with any third party.

5.  Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to the Company as follows:

(a)  It has the power to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby.

(b)  Neither the execution of this Agreement nor its performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement, understanding, or other instrument or obligation to which it is a party, or by which it may be bound, or (ii) violate any order, judgment, writ, injunction, decree or award against or binding upon it.

6.  Representations and Warranties of the Company. The Company hereby represents and warrants to the Consultant as follows:

(a)  It is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)  It has full corporate power and authority to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby.

(c)  The execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and no other corporate approvals are necessary.

(d)  Neither the execution of this Agreement nor its performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of its Certificate of Incorporation or By-Laws or any contract, agreement, understanding or other instrument or obligation to which it is a party, or by which it may be bound, or (ii) violate any order, judgment, writ, injunction, decree or award against or binding upon it.

7.  Notices. Any notice or other communication or delivery required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given or made for all purposes when delivered by hand or sent by certified or registered mail (return receipt requested and postage prepaid), facsimile transmission or overnight mail or courier, addressed as follows:

If to the Company:	Comprehensive Healthcare Solutions, Inc.
45 Ludlow Street, Suite 602
Yonkers, New York 10705
Attention: John H. Treglia,
Chairman of the Board & Chief Executive Officer
Facsimile: (914) 375-3696

with a copy to:	Anslow & Jaclin, LLP
195 Route 9, Suite 204
Manalapan, New Jersey 07726
Attention: Gregg E. Jaclin, Esq.
Facsimile: (732) 577-1188

If to the Consultant:	Comprehensive Associates LLC
64 Shelter Lane
Roslyn, New York 11577
Attention: Robyn Schreiber
Facsimile: (516) 621-9172

with a copy to:	Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue, 9th Floor
East Meadow, New York 11554
Attention: Fred Skolnik, Esq.
Facsimile: (516) 296-7111

or at such other address as any party shall designate by notice to the other party given in accordance with this Section 7.

8.  Governing Law. This Agreement shall be construed, and the legal relations between the parties hereto determined, in accordance with the laws of the State of New York, excluding choice of law principles thereof.

9.  Waiver. The waiver by either of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.  Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties relating thereto.

11.  Amendment. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged, or terminated orally, or in any manner other than by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge, or termination is sought.

12.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties, and their successors and assigns.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same investment.

14.  Severability. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

15.  Headings. The headings or captions in this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

16.  Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

17.  Facsimile Signatures. Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

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IN WITNESS WHEREOF, the Consultant and the Company have executed this Agreement as of the day and year above written.

COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

By: _____________________________________
    John Treglia,
        Chairman of the Board & Chief Executive Officer

COMPREHENSIVE ASSOCIATES LLC

By: The Nybor Group, Inc., Managing Member

By:_________________________________
Robyn Schreiber, President